SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET COMMUNICATIONS, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 19, 2003

DEAR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), to be held Thursday, June 19, 2003 at 9:00 a.m., local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560 for the following purposes:

(1) To elect seven directors to serve until their respective successors are elected.

(2) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 21, 2003 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,
Kevin J. Mills
President and Chief Executive Officer
Newark, California May 9, 2003

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE

SOCKET COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2003
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of SOCKET COMMUNICATIONS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday, June 19, 2003 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of the Annual Meeting. The Annual Meeting will be held at the Company's headquarters at 37400 Central Court, Newark, California 94560. The Company's telephone number at that location is (510) 744-2700.

These proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements, were first mailed on or about May 12, 2003 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

Holders of record of Common Stock and of Series F Preferred Stock at the close of business on April 21, 2003 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 24,376,984 shares of the Company's Common Stock were issued and outstanding and 276,269 shares of the Company's Series F Preferred Stock were issued and outstanding. Each share of Common Stock is entitled to one vote and each share of Series F Preferred Stock outstanding is entitled to 10 votes. Except as otherwise required by applicable law, the holders of shares of the Company's Series F Preferred Stock are entitled to vote together as a single class with the holders of the Company's Common Stock upon the election of directors and upon any other matter submitted to stockholders for a vote. The Company has no other class of voting securities outstanding entitled to be voted at the meeting. As of March 31, 2003, the Company has outstanding 100,000 shares of Series E Convertible Preferred Stock, which is non-voting stock.

The only person known by the Company to beneficially own more than 5% of the Company's Common Stock as of the Record Date was Charlie Bass, the Chairman of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share of Common Stock held and ten votes for each share of Series F Preferred Stock held in all matters to be voted on by the stockholders. If any stockholder at the Annual Meeting gives notice of his or her intention to cumulate votes on the election of directors, then each stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from brokers, bank nominees and other institutional investors. The Company's costs for such services, if retained, are not expected to be material.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Series F Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares voted at the Annual Meeting (the "Votes Cast") with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

The Company currently intends to hold its 2004 Annual Meeting of Stockholders in June 2004 and to mail proxy statements relating to such meeting in May 2004. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2004 Annual Meeting must be received by the Company no later than January 12, 2004 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

If a stockholder intends to submit a proposal at the 2004 Annual Meeting that is not intended to be included in the proxy statement and proxy for that meeting, the stockholder must do so no later than 90 days prior to the announced date of the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2004 Annual Meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless the proxy is marked otherwise. The nominees consist of seven present directors. If a person other than a management nominee is nominated at the Annual Meeting, the proxy holders may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board.

All seven directors will be elected for one-year terms expiring at the 2004 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal.

The following table sets forth information concerning the nominees for director.

Name of Nominee	Age	Position(s) Held With the Company	Director Since
Charlie Bass (2)	61	Chairman of the Board	1992
Kevin J. Mills	42	President, Chief Executive Officer and Director	2000
Micheal L. Gifford	45	Executive Vice President and Director	1992
Gianluca Rattazzi (1)	50	Director	1998
Leon Malmed (2)	65	Director	2000
Enzo Torresi (1)	58	Director	2000
Peter Sealey (2)	52	Director	2002

(1) Member of the Compensation Committee. (2) Member of the Audit Committee.

There are no family relationships among any of the directors or executive officers of the Company.

Charlie Bass co-founded Socket in March 1992, and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass also served as our interim Chief Executive Officer during January and February 1996 and from April 1997 until February 1998, at which time Mr. Bass assumed the position of Chief Executive Officer, a position he served in until March 2000. Dr. Bass has been Trustee of The Bass Trust since September 1989. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

Kevin J. Mills was appointed our President and Chief Executive Officer and a director of Socket in March 2000. He had served as our Chief Operating Officer since September 1998. Mr. Mills joined Socket in September 1993 as Vice President of Operations, and has also served as our Vice President of Engineering. Prior to joining Socket, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He received a B.E. in Electronic Engineering from the University of Limerick, Ireland.

Micheal L. Gifford has been a director of Socket since its inception in March 1992,has served as our Executive Vice President since October 1994, and is the General Manager of our Industrial and Embedded Systems Group. Mr. Gifford served as our President from our inception in March 1992 to September 1994, and as our Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford CO-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford received a B.S. in Mechanical Engineering from the University of California at Berkeley.

Gianluca Rattazzi has been a director of Socket since June 1998. Dr. Rattazzi is the Chairman and CEO of BlueArc Corporation, a provider of Network Attached Storage. Prior to BlueArc, he CO-founded Meridian Data, Inc., a provider of CD ROM networking software and systems, in July 1988. He has served as President and a director of Meridian Data since inception and was appointed Chief Executive Officer of Meridian Data serving from October 1992 until its sale to Quantum Corporation in September 1999. From 1985 to 1988, Dr. Rattazzi held various executive level positions at Virtual Microsystems, Inc., a networking company, most recently as President. Dr. Rattazzi serves on the boards of several private companies. Dr. Rattazzi holds an M.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley, and a Ph.D. in Physics from the University of Rome, Italy.

Leon Malmed has been a director of Socket since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, President of Iota, a Syquest subsidiary from 1990 to 1992, and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed serves as a director of Artisan Components, Inc. (licenser of building blocks for complex I.C. designs), and one other private company. Mr. Malmed holds a B.S. degree in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles, and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

Enzo Torresi has been a director of Socket since June 2000. Dr. Torresi founded and has managed EuroFund Partners, a venture capital fund, since 1999. In 1997 and 1998, he was Chairman and CEO of ICAST Corporation, a software company specializing in broadcasting solutions for the Internet. During 1995 and 1996 he was Entrepreneur-In-Residence at Accel Partners, a venture capital fund. From November 1993 to 1994, he was Vice-Chairman of Power Computing Corporation, a PC manufacturer he CO-founded From 1989 to October 1994, Dr. Torresi was President and Chief Executive Officer of NetFRAME Systems, Inc., a computer manufacturer that is now part of Micron Electronics, Inc. Dr. Torresi serves on the boards of several private companies. Dr. Torresi holds a Doctorate in Electronics Engineering from the Polytechnic Institute in Turin, Italy.

Peter Sealey has been a director of Socket since June 2002. Dr. Sealey has served as CEO and founder of Los Altos Group, Inc., a diversified management consulting firm, since its founding in July 1997. Dr. Sealey has also served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley since 1994, and serves on the boards of T/R Systems, a developer and manufacturer of digital document processing and print systems, and L90, a provider of marketing services for marketers and web publishers. From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, serving as its Senior Vice President, Global Marketing from December 1989. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management Center at Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of Socket Communications held a total of four regular meetings during fiscal 2002. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors forms a nominating committee each year during the year to consider and recommend nominations for the Board of Directors.

The Compensation Committee, which consisted of Enzo Torresi and Gianluca Rattazzi, held four telephonic meetings during fiscal 2002. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administers various incentive compensation and benefit plans.

The Audit Committee consists of Charlie Bass, Peter Sealey and Leon Malmed. All Audit Committee members are "independent directors" pursuant to the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee met two times during the year ended December 31, 2002, and members of the Audit Committee held three additional telephone meetings with management and the independent auditors to review quarterly financial information and to discuss the results of quarterly review procedures performed by the independent auditors before quarterly financial reports were issued. The Audit Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 2001, the Audit Committee met in March 2002 with management and with the independent auditors to review the financial statements and the annual audit results, including an assessment of internal controls and procedures, and discussed the matters with the independent auditors denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The Audit Committee met in December 2002 with management and with the independent auditors to review the audit plan for the audit of the financial statements for the year ended December 31, 2002. The Audit Committee met in March 2003 with management and with the independent auditors to review the financial statements for the year ended December 31, 2002 and the audit of these financial statements. The meeting included review of internal accounting controls, discussion and review of auditor independence, review with management and discussion with the independent auditors of the annual financial statements, the pre-approval of fees, and other matters included in required communications with the independent auditors under SAS 61, and a recommendation to the Board to approve the issuance of the financial statements for the year ended December 31, 2002.

The Nominating Committee for 2003 consisted of Charlie Bass and Gianluca Rattazzi. The Nominating Committee is formed each year by the Board to consider and recommend nominations for the Board of Directors. All Nominating Committee members for 2003 are "independent directors" pursuant to the Marketplace Rules of the NASDAQ Stock Market. For 2003, the nominating committee contacted each current director and determined that each director was willing and able to serve as a director for the ensuing year. The Committee recommended nomination of the current directors to serve for the ensuing year. For 2004, the nominating committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than January 12, 2004.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive $1,500 per regular Board meeting attended. These outside directors are also entitled to participate in Socket's 1995 and 1999 Stock Option Plans. During fiscal 2002, Messrs. Bass, Rattazzi, Malmed and Torresi were each granted an option to purchase 15,000 shares at an exercise price of $0.97 per share, the fair market value of the Company's Common Stock on the date of grant. Each such option vested on January 1, 2003. During fiscal 2002, Dr. Sealey was granted a new director option to purchase 50,000 shares at an exercise price of $0.97 per share, the fair market value of the Company's Common Stock on the date of grant. The option vests in equal monthly installments over 48 months commencing June 20, 2002.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES FOR DIRECTOR.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2003, and recommends that stockholders vote for ratification of such appointment.

Ernst & Young LLP has audited the Company's financial statements annually since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP DURING FISCAL 2002

Audit Fees:

Audit fees billed to the Company by Ernst & Young LLP during the Company's 2002 fiscal year for audit of the Company's annual financial statements and review of the Company's quarterly financial statements, totaled $284,100.

Financial Information Systems Design and Implementation Fees:

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees:

Fees billed to the Company by Ernst & Young LLP during the Company's 2002 fiscal year for all other non-audit services rendered to the Company consisted of tax related compliance services of $21,395 and accounting advice and assistance with SEC filings of $47,600.

The Audit Committee considered and determined that the provision of services other than the services described under "Audit Fees" above is compatible with maintaining the independence of the Company's independent public accountants.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003 requires the affirmative vote of a majority of the Votes Cast on the matter at the Annual Meeting.

Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's by-laws or other applicable legal requirement. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Common Stock, on an as-converted basis for Series F Preferred Stock and as-exercised basis for options and warrants exercisable within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and Series F Preferred Stock as converted, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares shown. The address of record for each of the individuals listed in this table is: c/o Socket Communications, Inc., 37400 Central Court, Newark, California, 94560.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage Of Shares Beneficially Owned (%) (2)
Charlie Bass	1,697,158	(3)	6.2%
Kevin J. Mills	534,640	(4)	1.9
Micheal L. Gifford	534,277	(5)	2.0
Robert J. Miller	470,711	(6)	1.7
David W. Dunlap	437,071	(7)	1.6
Leonard L. Ott	259,181	(8)	*
Enzo Torresi	115,716	(9)	*
Leon Malmed	78,541	(10)	*
Gianluca Rattazzi	75,208	(10)	*
Peter Phillips	76,651	(11)	*
Peter Sealey	14,583	(10)	*
Tim I. Miller	4,500		*
Kevin Scheier	1,042	(10)	*
All Directors and Executive Officers as a group (13 persons)	4,299,279	(12)	14.9

*Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Series F Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2) Percentage ownership is based on 24,376,984 shares of Common Stock outstanding, each of which is entitled to one vote, and 276,269 shares of Series F Preferred Stock, each of which is entitled to 10 votes, on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.
(3) Includes 55,224 shares of common stock subject to warrants exercisable within 60 days of the Record Date, 131,670 shares of common stock issuable upon the conversion of Series F Preferred Stock, and 84,791 shares of common stock subject to options exercisable within 60 days of the Record Date.
(4) Includes 429,542 shares of common stock subject to options exercisable within 60 days of the Record Date.
(5) Includes 221,050 shares of common stock subject to options exercisable within 60 days of the Record Date.
(6) Includes 188,666 shares of common stock subject to options exercisable within 60 days of the Record Date.
(7) Includes 274,104 shares of common stock subject to options exercisable within 60 days of the Record Date.
(8) Includes 225,771 shares of common stock subject to options exercisable within 60 days of the Record Date.
(9) Includes 10,641 shares of common stock subject to warrants exercisable within 60 days of the Record Date, 19,750 shares of common stock issuable upon the conversion of Series F Preferred Stock, and 66,458 shares of common stock subject to options exercisable within 60 days of the Record Date.
(10) Consists of shares of common stock subject to options exercisable within 60 days of the Record Date.
(11) Includes 65,376 shares of common stock subject to options exercisable within 60 days of the Record Date.
(12) See notes (1) through (11) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2002, all filing requirements applicable to its executive officers and directors were complied with.

MANAGEMENT

       The current executive officers of the Company are as follows:

Name of Officer	Age	Position With the Company
Kevin J. Mills	42	President, Chief Executive Officer
Micheal L. Gifford	45	Executive Vice President and Director
David W. Dunlap	60	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Leonard L. Ott	44	Chief Technical Officer
Robert J. Miller	52	Vice President of Engineering
Kevin T. Scheier	46	Vice President of North American Sales
Tim I. Miller	48	Vice President of Operations

For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Election of Directors" above.

David W. Dunlap has served as Socket's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and was in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant, and received an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

Leonard L. Ott has served as Socket's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering since December 1998. Mr. Ott joined Socket in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant with the Company from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served from March 1988 to November 1993 with Vision Network Systems, a networking systems company, serving most recently as its Vice President Research and Development. Mr. Ott is a board member of the CompactFlash Association, the body establishing standards for CompactFlash products. He received a BS in Computer Science from the University of California at Berkeley.

Robert J. Miller was appointed Vice President of Engineering in October 2000. Mr. Miller was Chief Technical Officer of 3rd Rail Engineering, an engineering design and services company that was acquired by the Company in October 2000. Prior to his employment with 3rd Rail Engineering, Mr. Miller was an independent engineering design consultant from 1997 to June 1999. Mr. Miller also served in various capacities from 1991 to 1997 with Synaptics, Inc., a computer components design and manufacturing company, including Director of Manufacturing Engineering and Director of Operations. At Synaptics, Mr. Miller was co-inventor of the Synaptics touch pad and was issued eight patents for his work. Mr. Miller holds a BSEng degree with honors from the California Institute of Technology.

Kevin T. Scheier was appointed Vice President of North American Sales in January 2003. Starting in September 2001, Mr. Scheier served as co-founder and CEO of Gopher King Inc., a web based unified email service. In November 1999, Mr. Scheier was cofounder and CEO of ODF Technology Inc., a VC backed web site for selling unproductive assets, services and perishables. From 1998 to 1999, Mr. Scheier was Director of Americas Distribution and Private label Sales for Iomega Corporation, a manufacturer of removable disk drives. From 1996 to 1998, Mr. Scheier was President of Nomai USA, a French manufacturer of storage products that was acquired by Iomega Corporation in 1998. He also served as Director of North American Sales for SyQuest Technologies, a manufacturer of removable storage hard disk drives from 1989 to 1993. Mr. Scheier holds a BS in Business Administration with a concentration in marketing from San Diego State University.

Tim I. Miller was appointed Vice President of Worldwide Operations in March 2003, responsible for the Company's worldwide manufacturing operations. Mr. Miller served in the same role as a consultant from January 2003 to March 2003. Mr. Miller was an independent consultant from June 1991 to December 1992. Prior to joining the Company, Mr. Miller was the Vice President of Worldwide Operations for Com21, a developer of Broadband technology solutions, from August 1994 to May 2001. Mr. Miller holds a BS degree with an emphasis in Business Administration and Political Science from San Jose State University.

EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2002, 2001, and 2000 to the Company's Chief Executive Officer, and the four other most highly compensated executive officers whose total 2002 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Securities Underlying Options(#)
Kevin J. Mills President and Chief Executive Officer and Director	2002 2001 2000	$150,000 146,875 146,875	$37,500 26,975 67,438	— — —	117,000 90,000 300,000

Robert J. Miller Vice President of Engineering	2002 2001 2000	150,000 146,875 62,500	18,750 15,097 —	— — —	56,000 50,000 230,000

Micheal L. Gifford Executive Vice President and Director	2002 2001 2000	150,000 146,875 146,875	15,000 11,140 32,780	— — —	84,000 75,000 100,000

David W. Dunlap Vice President of Finance and Administration, Chief Financial Officer and Secretary	2002 2001 2000	150,000 146,875 146,875	15,000 11,690 31,510	— — —	84,000 65,000 75,000

Leonard L. Ott Vice President and Chief Technical Officer	2002 2001 2000	137,500 134,635 134,189	9,375 11,159 20,084	— — —	56,000 50,000 175,000

(1) Represents cash variable compensation earned for work performed during the year under a Management Incentive Bonus Plan. Compensation earned during the first three quarters of each year was paid in that year, while compensation earned during the fourth quarter of a year was paid in the first quarter of the following year.
(2) Under applicable SEC rules, perquisites are excluded if the aggregate value is less than the lesser of $50,000 or 10% of the executive officer's salary plus bonus.

Stock Option Grants in Fiscal 2002

       The following table sets forth certain information for the fiscal year ended December 31, 2002 with respect stock options granted during such fiscal year to the Named Executive Officers. No stock appreciation rights were granted during such year.

Individual Grants
		% of Total Options Granted to Employees in Fiscal 2002 (1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Number of Securities Underlying Options Granted
			Exercise Price Per Share ($)(2)	Expiration Date
Name					5% ($)	10% ($)
Kevin J. Mills	67,000 50,000	5.4% 4.0	$1.29 0.76	4/03/12 11/27/12	$54,355 23,898	$137,747 60,562
Robert J. Miller	33,000 23,000	2.7 1.9	1.29 0.76	4/03/12 11/27/12	26,772 10,993	67,846 27,859
Micheal L. Gifford	50,000 34,000	4.0 2.7	1.29 0.76	4/03/12 11/27/12	40,565 16,251	102,796 41,182
David W. Dunlap	50,000 34,000	4.0 2.7	1.29 0.76	4/03/12 11/27/12	40,565 16,251	102,796 41,182
Leonard L. Ott	33,000 23,000	2.7 1.9	1.29 0.76	4/03/12 11/27/12	26,772 10,993	67,846 27,859

(1) Based on options granted to employees and directors during fiscal 2002 to purchase 1,242,500 shares of Common Stock.
(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors, on the date of grant.
(3) These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's proxy rules and do not necessarily reflect management's assessment of our future stock price performance.

Aggregated Option Exercises in Fiscal 2002
and Fiscal Year-End Option Values

The following table provides information on aggregate option exercises by the Named Executive Officers during the year ended December 31, 2002 and on the value of such officers' unexercised options at December 31, 2002.

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)
					Value of Unexercised In-the-Money Options at December 31, 2002 ($)(2)
	Shares Acquired on Exercise (#)
		Value Received($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Mills	—	—	345,542	308,125	$18,323	$3,445
Robert J. Miller	—	—	145,624	190,376	—	—
Micheal L. Gifford	31,217	$36,874	168,466	188,834	10,995	3,445
David W. Dunlap.	—	—	225,896	171,854	22,589	3,445
Leonard L. Ott	—	—	182,853	162,022	8,864	5,610

(1) Based on the difference between the closing market price of our common stock on the date of exercise and the exercise price paid.
(2) Based upon a final closing sales price of our Common Stock, as of December 31, 2002, of $0.72 per share, as reported by the NASDAQ SmallCap Market.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

In February 1998, we adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10% of any consideration payable by a buyer in any acquisition of Socket is to be allocated to the executive officers and such other employees as the Board of Directors determines in its discretion.

In March 2003, we renewed separate employment agreements with Micheal Gifford, Kevin Mills, David Dunlap, Robert Miller, Leonard Ott and Kevin Scheier and entered into an employment agreement with Tim Miller (each an "Executive"). The agreements expire on December 31, 2005. The agreements set forth the base salaries for each Executive, and provide that if we terminate the Executive's employment without cause, we will pay the Executive (i) six months' base salary regardless of whether he secures other employment during those six months, (ii) health insurance until the earlier of the date of the Executive's eligibility for the health insurance benefits provided by another employer or the expiration of six months, (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination, and (iv) certain other benefits including the ability to purchase at book value certain items of our property purchased by us for the Executive's use, which may include a personal computer, a cellular phone, and other similar items.

Additionally, under the 1995 and 1999 Stock Option Plans, all rights of all optionees (including executive officers) to purchase stock shall, upon a change of control of Socket, be immediately vested and be fully exercisable if such options are not assumed by the acquiring entity.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Pursuant to the Delaware General Corporation Law, we adopted provisions in our Amended and Restated Certificate of Incorporation that eliminate the personal liability of our directors to the Company or our stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. Our Bylaws require us to indemnify our directors and officers and authorize us to indemnify our employees and other agents to the fullest extent permitted by law.

We have entered into indemnification agreements with each of our current directors and officers that provide for indemnification to the fullest extent permitted by Delaware law, including in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware law. We believe that the limitation of liability provisions in our Amended and Restated Certificate of Incorporation and the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

There is no pending litigation or proceeding involving a director, officer or employee to which the indemnification agreements would apply.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part by reference, the following report and the Performance Graph (set forth below) shall not be incorporated by reference into any such filings.

Introduction

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, and establishes the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs will enable the Company to attract and retain key people and motivate them to achieve or exceed key objectives of the Company by making individual compensation directly dependent on the Company's achievement of certain financial goals, such as profitability and asset management, and by providing rewards for exceeding those goals.

Compensation Programs

The three major components of the Company's executive officer compensation are: (i) base salary, (ii) variable incentive awards, and (iii) long-term equity-based incentive awards.

Base Salary. The Committee establishes base salaries for executive officers, normally within ten percent of the average paid for comparable positions at other similarly sized companies as set forth in national and local compensation surveys. Base pay increases vary according to individual contributions to the Company's success and comparisons to similar positions within the Company and at other comparable companies.

Variable Incentive Awards. To reinforce the importance of Company goals, the Committee believes that a substantial portion of the quarterly compensation of each executive officer should be in the form of variable incentive pay. The variable incentive award set aside for each executive officer is determined in part on the basis of the Company's achievement of the quarterly financial performance targets established at the beginning of the fiscal year and also on individual quarterly objective. The incentive plan requires a threshold level of Company performance that must be attained before any financial performance incentives are awarded. Once the threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for similar positions at comparable companies. In fiscal 2002, the Company met many of its performance targets. However, the Company, for cost control purposes, elected to reduce awards made under the variable incentive pay program for each of the four quarters in 2002.

Long-term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with comparable companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

During fiscal 2002, the Board made option grants to Messrs. Mills, Gifford, Dunlap, Ott and Robert Miller under the Company's 1995 Stock Plan. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Generally, each option granted under the 1995 Stock Plan vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and only if the market price appreciates over the option term.

Compensation of Chief Executive Officer

The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to survey data, include the Company's operating and financial performance, as well as his leadership and establishment and implementation of strategic direction for the Company. Due to cost constraints, the Committee elected to leave unchanged the base compensation Mr. Mills was earning as Chief Operating Officer when he was appointed CEO in March 2000. At that time, the Committee approved an increase in Mr. Mills' variable compensation under the variable incentive awards program, described above, applicable to all of the officers of the Company. Mr. Mills' variable compensation target was established based upon a review of CEO compensation ranges for companies of similar size and performance.

The Compensation Committee considers stock options to be an important component of the Chief Executive Officer's compensation as a way to reward performance and motivate leadership for long-term growth and profitability. In 2002, Mr. Mills was granted options to purchase 117,000 shares, each with an exercise price equal to the fair market value at date of grant. These options vest monthly in forty-eight equal installments.

Compensation Limitations

Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company plans to take actions, as necessary, to ensure that its stock option plans and executive annual cash bonus plans qualify for exclusion.

COMPENSATION COMMITTEE Enzo Torresi Gianluca Rattazzi
Dated: May 9, 2003

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       None of the members of the Compensation Committee of the Board has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

       The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter, a copy of which was included as an appendix to the Company's 2002 Proxy Statement.

The Committee reviewed the 2002 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

The Committee also discussed with the Company's independent auditors the overall scope and results of their audit. The Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held two meetings with the auditors in regards to their audit of the annual financial statements for the year ended December 31, 2002. In addition, a conference call between members of the Committee, the auditors and management was held each quarter during fiscal 2002 to review quarterly financial reports prior to their issue.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Committee also approved the reappointment of Ernst & Young, LLP as the Company's independent auditors for the year ending December 31, 2003.

Respectfully Submitted by:
Charlie Bass Leon Malmed Peter Sealey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions during the last fiscal year to which we have been a party, in which the amount involved exceeded $60,000 and in which any director, executive officer or beneficial holder of more than 5% of our outstanding capital stock had or will have a direct or indirect material interest.

We had outstanding accounts payable to the Impact Zone, an engineering design and consulting services company, of $71,875, $18,688 and $29,400 at December 31, 2002, 2001 and 2000, and received services from Impact Zone during the years ended December 31, 2002, 2001 and 2000 valued at $268,853, $234,838 and $163,500 relating to engineering design services. The Company had no outstanding accounts receivable due from the Impact Zone at December 31, 2002 and recognized no revenues from sales to Impact Zone during the year ended December 31, 2002. The Impact Zone's principal stockholder, Dale Gifford, is a sibling of Micheal L. Gifford, Executive Vice President and Director of the Company.

On October 5, 2000, we acquired 3rd Rail Engineering. Robert Miller, former Chief Technical Officer of 3rd Rail Engineering, became our Vice President of Engineering. Mr. Miller did not have any relationship with us prior to the acquisition. Robert Miller received 282,045 shares of our Common Stock and cash of $432,785 in payment for his equity interests in 3rd Rail Engineering. We also executed an employment agreement with Mr. Miller, which has been subsequently renewed. These agreements are described more fully above under "Executive Compensation - Employment Contracts and Change-in Control Arrangements."

In March 2002 we completed a private placement of 381,760 shares of our common stock and warrants to purchase 95,439 shares of common stock, or units, to increase our working capital and cash balances. The units were sold at a price of $1.59 per unit and resulted in gross proceeds of approximately $607,000, and net proceeds after costs and expenses of approximately $420,000. In connection with the offering, we issued warrants to Socket's placement agent in the offering to purchase an aggregate of 22,905 shares of common stock at a price of $1.59 per share (subject to adjustment in the event of dilutive issuances). All warrants have a term of five years, and could result in additional proceeds if exercised. Pursuant to a Registration Rights Agreement, we filed a registration statement on Form S-3 to enable the resale of the shares issued in this offering and the shares issuable on exercise of the warrants issued in this offering. Two members of Socket's Board of Directors, Charlie Bass and Enzo Torresi, invested $100,000 and $30,000, respectively, in this offering. Mr. Bass acquired 62,893 shares of our common stock and warrants to purchase an additional 15,723 shares of our common stock, and Dr. Torresi acquired 18,867 shares of our common stock and warrants to purchase an additional 4,716 shares of our common stock.

On March 21, 2003, we sold 276,269 units at a price of $7.22 per unit for aggregate gross proceeds of $2,000,000 and net proceeds after costs and expenses of approximately $1,770,000 . Each unit consisted of (i) one share of our Series F Preferred Stock, convertible into 10 shares of the common stock (or 2,762,690 shares in aggregate), resulting in a conversion price (and an implied purchase price) of $0.722 per share (subject to certain adjustments), and (ii) one warrant to purchase three shares of the common stock at a price of $0.722 per share (or 827,807 shares in aggregate). In connection with the sale of units, the placement agent, Spencer Trask Ventures, Inc., was also issued a warrant to purchase 718,300 shares of common stock at a price of $0.722 per share. Proceeds will be used for general working capital purposes. The shares of Series F Preferred Stock are convertible into Common Stock any time at the option of the holder prior to the mandatory conversion date of March 21, 2006, and automatically convert earlier in the event of a merger or consolidation of the Company if, as a result of such transaction, the holders of Common Stock immediately prior to such merger or consolidation would hold less than 50% of the voting securities of the surviving entity immediately following such merger or consolidation. Each share of Series F Preferred Stock entitles its holder to voting rights equal to the number of shares of Common Stock issuable upon conversion of such share. In the event of the liquidation of the Company, holders of Series F Preferred Stock are entitled to liquidation preferences over common stockholders equal to their initial investment plus all accrued but unpaid dividends. Dividends accrue at the rate of 8% per annum and are payable quarterly in cash or in Common Stock, at the option of the Company. The Company is in the process of registering with the SEC the resale of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock and upon exercise of the warrants issued in this offering. Two members of Socket's Board of Directors, Charlie Bass and Enzo Torresi, invested $100,000 and $15,000, respectively, in this offering, at a higher price of $7.595 per unit in response to the rules of the NASDAQ stock market for insider participation. Mr. Bass acquired 13,167 shares of Series F Preferred Stock, which converts into 131,670 shares of Common Stock, and warrants to purchase an additional 39,501 shares of Common Stock, and Dr. Torresi acquired 1,975 shares of Series F Preferred Stock, which converts into 19,750 shares of Common Stock, and warrants to purchase an additional 5,925 shares of Common Stock.

See also "Executive Compensation - Employment Contracts and Change-in Control Arrangements."

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total stockholder return, calculated on a dividend reinvestment basis and based on a $100 investment, from December 31, 1997 through December 31, 2002 comparing the return on the Company's Common Stock with the Russell 2000 Index, the JP Morgan H & Q Technology Index and the NASDAQ Computer & Data Processing Index. No dividends have been declared or paid on the Company's Common Stock during such period. Historical stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: May 9, 2003

This Proxy is solicited on behalf of the Board of Directors of Socket Communications, Inc.

2003 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of SOCKET COMMUNICATIONS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 9, 2003, and hereby appoints Kevin Mills and David Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of SOCKET COMMUNICATIONS, INC. to be held on Thursday, June 19, 2003 at 9:00 a.m. local time, at the Company's headquarters at 37400 Central Court, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below

1.	ELECTION OF SEVEN DIRECTORS.
/ / FOR all nominees listed / / Withhold Authority to vote for ALL Nominees Listed
Nominees: Charlie Bass, Kevin Mills, Micheal Gifford, Gianluca Rattazzi, Leon Malmed, Enzo Torresi, Peter Sealey
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
Charlie Bass; Kevin Mills; Micheal Gifford; Gianluca Rattazzi; Leon Malmed; Enzo Torresi; Peter Sealey
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.
	/ / FOR	/ / AGAINST	/ / ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Signature	Signature	Date: , 2003

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)